Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Partners LP Announces Transition of Chief Legal Officer
Former CLO of Pilot Flying J to lead the legal team during a time of growth and transformation

Waltham, MA – April 11, 2025 – Global Partners LP (NYSE: GLP) today announced that Sean T. Geary will step down as Chief Legal Officer effective January 1, 2026, after an extraordinary tenure of guiding Global’s legal and compliance functions with expertise, dedication, and strategic foresight. Sean has been an integral part of Global’s growth story, providing invaluable leadership through complex legal and regulatory landscapes. Fortunately, his contributions will not end here—Sean will continue to serve as Senior Legal Advisor, offering counsel to the leadership team to ensure a smooth transition and ongoing continuity.

Kristin Seabrook will join Global Partners as Senior Vice President of Legal Transformation on April 14, 2025, and will assume the role of Chief Legal Officer on January 1, 2026. Kristin brings an extensive track record of leadership and expertise, having served as Chief Legal Counsel and Secretary at Pilot Flying J, where she led an 86-person legal team managing a wide array of business functions, including mergers and acquisitions and corporate, trade and regulatory compliance.

Kristin’s leadership and business-aligned approach will help drive Global’s continued growth and transformation while ensuring that the legal function remains a strategic enabler of the company’s objectives.

“We are excited to welcome Kristin to Global Partners,” said Eric Slifka, President and CEO of Global Partners. “Her industry knowledge, business acumen, and strategic approach to legal matters will be invaluable as we continue to grow and strengthen our business. Kristin’s expertise in M&A, compliance, and corporate governance will play a critical role in supporting Global’s strategy of acquiring, investing, and optimizing—helping us identify growth opportunities, enhance our operational capabilities, and optimize our portfolio to deliver long-term value.

“We are also deeply grateful to Sean for his unwavering leadership and continued commitment to Global,” Slifka continued. “Sean’s impact on Global has been profound, and we are fortunate that he will remain engaged as an advisor during this transition and beyond.”

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global owns, operates and/or supplies approximately 1,700 retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Media Contact:

Reid Lamberty, Senior Communications Advisor

reid.lamberty@globalp.com

516-305-1210

Investor Contact:

Gregory B. Hanson

Chief Financial Officer

Global Partners LP

(781) 894-8800

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